EXHIBIT 99.1

Bright Mountain Media, Inc. Announces First Quarter 2026 Financial Results

Boca Raton, FL, May 12, 2026 - Bright Mountain Media, Inc. (OTCID: BMTM) ("Bright Mountain", or the "Company"), a global holding company with current investments in digital publishing, advertising technology, consumer insights, creative services, and media services, today announced its financial results for the first quarter ended March 31, 2026.

"Q1 2026 underscores the strength and resilience of Bright Mountain’s operating model," said Matthew Drinkwater, CEO of Bright Mountain Media. "Our diversified portfolio enables us to efficiently allocate capital toward our highest-momentum advertising technology assets while continuing to invest in product innovation across our marketing technology platform. This intentional balance supports consistent performance, improves operating leverage, and positions the company to generate sustainable value as individual businesses scale and mature."

"The 60% year-over-year improvement in net loss highlights our focus on operating discipline and margin progression, while reinforcing the strategic advantage of pairing complementary AdTech and MarTech capabilities within a single platform. We are building a foundation designed to perform across market cycles and support long-term shareholder value creation."

"At the same time, we see a meaningful opportunity to differentiate ourselves through proprietary AI. After extensive evaluation of third‑party solutions in the market, we believe there is a clear gap in what today’s AdTech and MarTech companies need. As a result, we have chosen to invest internally to develop our own AI-driven capabilities. We’re encouraged by early progress and look forward to updating investors as these initiatives begin to contribute to growth and competitive positioning in the coming quarters."

Financial Results for the Three Months Ended March 31, 2026

Revenue was approximately $14.0 million, a slight decrease of $227,000, or 2%, compared to $14.2 million for the same period of 2025. Advertising technology revenue was approximately $6.6 million, digital publishing revenue was approximately $281,000, consumer insights revenue was approximately $5.0 million, creative services revenue was approximately $2.0 million, and media services revenue was approximately $12,000, during the first quarter of 2026.

Cost of revenue was approximately $9.7 million, a decrease of $264,000, or 3%, compared to $9.9 million for the same period of 2025. Cost of revenue is inclusive of: direct salary and labor costs of approximately $371,000 for employees that work directly on customer projects; direct project costs of approximately $1.2 million for payments made to third-parties that are directly attributable to the completion of projects to allow for revenue recognition; non-direct project costs of approximately $2.4 million; publisher costs of approximately $4.9 million, and sales commissions of approximately $344,000.

General and administrative expense was $2.6 million, a decrease of 43%, compared to $4.5 million for the same period of 2025.

Gross margin remained consistent at $4.3 million for both the first quarter of 2026 and the first quarter of 2025.

Net loss was $1.3 million, an improvement of 60% compared to a net loss of $3.2 million for the same period of 2025.

Adjusted EBITDA was $2.4 million, an increase of 189%, compared to adjusted EBITDA of $816,000 for the same period of 2025. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and adjusted EBITDA.

About Bright Mountain Media, Inc.

Bright Mountain Media, Inc. (OTCID: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof - fused together by data-driven insights. Bright Mountain Media's subsidiaries include Deep Focus Agency, LLC, MediaHouse, Inc., BV Insights, LLC, CL Media Holdings, LLC, Bright Mountain, LLC d/b/a BrightStream, Oceanside Media, LLC, Slutzky & Winshman, Ltd., and Wild Sky Media Co. Ltd. For more information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as "should", "may", "intends", "anticipates", "believes", "estimates", "projects", "forecasts", "expects", "plans", and "proposes", and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Bright Mountain's Annual Report on Form 10-K for the year ended December 31, 2025, and other filings with the SEC. Bright Mountain does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:

Email: ir@brightmountainmedia.com

https://brightmountainmedia.com/investor-relations

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Three Months Ended

	March 31, 2026	March 31, 2025

Revenue	$13,963	$14,190
Cost of revenue	9,654	9,918
Gross margin	4,309	4,272
General and administrative expenses	2,566	4,524
Income (loss) from operations	1,743	(252)

Financing and other expense:
Other income	62	47
Interest expense - Centre Lane Senior Secured Credit Facility - related party	(3,101)	(3,020)
Other interest expense	(4)	(6)
Total financing and other expense, net	(3,043)	(2,979)

Net loss before income tax	(1,300)	(3,231)
Income tax provision	-	-
Net loss	$(1,300)	$(3,231)

Foreign currency translation	-	42
Comprehensive loss	$(1,300)	$(3,189)

Net loss per common share:
Basic	$(0.01)	$(0.02)
Diluted	$(0.01)	$(0.02)

Weighted-average shares outstanding:
Basic	181,032,929	175,974,990
Diluted	181,032,929	175,974,990

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025*
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$594	$1,371
Restricted cash	1,861	1,861
Accounts receivable, net	15,409	16,287
Prepaid expenses and other current assets	1,035	1,170
Total current assets	18,899	20,689
Property and equipment, net	107	124
Intangible assets, net	11,097	11,542
Goodwill	6,999	6,999
Operating lease right-of-use assets, net	150	173
Other long-term assets	9	158
Total assets	$37,261	$39,685

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$20,342	$24,852
Other current liabilities	3,555	4,210
Interest payable - Centre Lane Senior Secured Credit Facility	47	59
Deferred revenue	4,399	2,834
Note payable - Centre Lane Senior Secured Credit Facility - related party (current)	86,755	84,276
Total current liabilities	115,098	116,231
Other long-term liabilities	-	12
Operating lease liabilities	63	77
Total liabilities	115,161	116,320

Stockholders' deficit:
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at March 31, 2026 and December 31, 2025, respectively	-	-
Common stock, par value $0.01, 324,000,000 shares authorized, 186,141,070 and 183,218,504 shares issued, and 183,955,495 and 181,032,929 shares outstanding at March 31, 2026 and December 31, 2025, respectively	1,861	1,832
Treasury stock at cost, 2,185,575 and 2,185,575 shares at March 31, 2026 and December 31, 2025, respectively	(220)	(220)
Additional paid-in capital	101,994	101,988
Accumulated deficit	(181,612)	(180,312)
Accumulated other comprehensive income	77	77
Total stockholders' deficit	(77,900)	(76,635)
Total liabilities and stockholders' deficit	$37,261	$39,685

* Derived from audited consolidated financial statements.

BRIGHT MOUNTAIN MEDIA, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(in thousands)

Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All other items included in the reconciliation from net loss before taxes to EBITDA and from EBITDA to adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

A reconciliation of net loss to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
	2026	2025
(in thousands)
Net loss before income tax	$(1,300)	$(3,231)
Depreciation expense	17	13
Amortization of intangibles	445	485
Amortization of debt discount	460	633
Other interest expense	4	6
Interest expense - Centre Lane Senior Secured Credit Facility	2,641	2,387
EBITDA	2,267	293
Stock compensation expense	21	37
Non-recurring professional fees	-	241
Non-recurring legal fees	-	245
Non-recurring severance expense	68	-
Adjusted EBITDA	$2,356	$816